Exhibit 13

January 11, 2019

VIA OVERNIGHT DELIVERY AND EMAIL

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC
do Brookfield Property Group
250 Vesey Street, 15th Floor
New York, NY 10281
Attention: Lowell Baron and Andrew Burych
Email: lowell.baron@brookfield.com and andrew.burych@brookfield.com

Re:
Securities Purchase, Voting and Standstill Agreement by and among Hospitality Investors Trust, Inc. (the “Company”), Hospitality Investors Trust Operating Partnership, L.P. (“Opco”) and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Investor”) dated as January 12, 2017 (the “Agreement”); capitalized terms used herein and not defined shall have the meaning ascribed to them in the Agreement

Gentlemen:

This letter constitutes the Second Follow-On Funding Notice pursuant to Section 3(b) of the Agreement.

Opco hereby requests the Second Follow-On Funding at which, on the terms and conditions set forth in the Agreement, Opco will sell, and the Investor will purchase, the number of Convertible Preferred Units for the amount set forth below:

Follow-On Funding	Amount	Unit Price	Convertible Preferred Units
Second Follow-On Funding	$219,746,396.50	$14.75	14,898,060.78

Opco hereby represents and warrants that as of the date hereof, the Grace Preferred Outstanding Amount is $219,746,396.50 and the Grace Preferred Equity Unfunded Number is 14,898,060.78.

At the Second Follow-On Funding Closing contemplated by this Second Follow-On Funding Notice, please send the total amount required to purchase the Convertible Preferred Units by wire transfer to Opco in accordance with the wire instructions to be provided by Opco.

Opco and Investor, by countersigning this Second Follow-On Funding Notice, hereby acknowledge and agree that, in accordance with Section 4 of the Agreement, the date of the Second Follow-On Funding Closing contemplated by this Second Follow-On Funding Notice shall be February 27, 2019 (which Second Follow-On Funding Closing shall remain subject to the fulfillment, or to the extent permitted by applicable Law, waiver of each of the applicable conditions to such Second Follow-On Funding Closing as set forth in the Agreement). This Second Follow-On Funding Notice may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

[Signature page follows]

65 East 55th • Suite 801 • New York, NY 10022

T 212.652.4170

HITREIT.COM

Sincerely,

HOSPITALITY INVESTORS TRUST
OPERATING PARTNERSHIP, LP

By: Hospitality Investors Trust, Inc., its general partner

By:	/s/ Jonathan P. Mehlman
Name:	Jonathan P. Mehlman
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

BROOKFIELD STRATEGIC REAL
ESTATE PARTNERS II HOSPITALITY
REIT II LLC

By:	/s/ Lowell Baron
Name:	Lowell Baron
Title:	Managing Partner
Date:	02/11/2019

cc:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Steven L. Wilner and Neil Q. Whoriskey
Email: swilner@cgsh.com and nwhoriskey@cgsh.com

[Signature Page to Follow-On Funding Notice]